Exhibit 23.1
DeGolyer and MacNaughton
5001 Spring Valley Road
Suite 800 East
Dallas, Texas 75244
March 29, 2007
Denbury Resources Inc.
5100 Tennyson Parkway Suite 1200
Plano, Texas 75024

Ladies and Gentlemen:
          We hereby consent to the use of the name DeGolyer and MacNaughton, to references to DeGolyer and MacNaughton, and to the inclusion of information taken from our “Appraisal Report as of December 31, 2006 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case,” “Appraisal Report as of December 31, 2005 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case,” and “Appraisal Report as of December 31, 2004 on Proved Reserves of Certain Properties owned by Denbury Resources Inc. SEC Case” under the headings “Summary of Oil and Gas Reserve Data,” “Experts,” and “Exhibits” in the Registration Statement on Form S-3 pursuant to Rule 462(b) of the Securities Act of 1933, as amended to be filed on or about March 29, 2007; and to the inclusion by reference of the Denbury Resources Inc. Annual Report on Form 10-K for the year ended December 31, 2006, in the Registration Statement on Form S-3.

Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON